EXHIBIT 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

        THIS AMENDMENT TO EMPLOYMENT AGREEMENT (the “Amendment”) is entered into as of July 20, 2000 by and between Jeremy R. Lent and NextCard, Inc., amending that certain Employment Agreement dated as of January 1, 1999 (the “Existing Agreement”) between the parties. Capitalized terms not otherwise defined herein will have the meanings set forth in the Existing Agreement. For the purposes hereof, the “Effective Date” will be the date upon which a person commences service as Chief Executive Officer of the Company, succeeding Employee in that capacity.

        THE PARTIES HERETO AGREE AS FOLLOWS:

        A.  Effective on the Effective Date, Section 1 of the Existing Agreement is hereby amended to read in its entirety as follows:

              1.  EMPLOYMENT AND DUTIES. The Company agrees to employ Employee as its Chairman of the Board and Chief Strategy Officer, and Employee agrees to serve the Company in such capacities, with the authority and responsibilities customarily accorded an executive with those titles, including without limitation those set forth on the Company’s Bylaws. Employee shall loyally and conscientiously perform such services and duties as are customarily incident to the title of Chairman of the Board, and additionally those of the Chief Strategy Officer, which services shall generally comprise offering strategic guidance to the Chief Executive Officer and, as appropriate, other executive officers, advising the Board on the Company’s strategic alternatives and opportunities and communicating the Company’s strategy, when appropriate, to external constituencies. Employee will devote the amount of time he r easonably deems appropriate to the performance of his duties under this Agreement. Employee shall duly and faithfully perform and observe any and all rules and regulations which the Company has established governing the conduct of its business or its employees. Employee shall report to the Company’s Board of Directors. Employee shall maintain an office at the Company’s headquarters, however Employee may carry out his duties from locations outside the Company’s headquarters, in his reasonable discretion, including a home office.

        B.  Effective on the Effective Date, the first sentence of Section 2(a) of the Existing Agreement is amended to read as follows:

                     (a)  The Company shall continue to pay Employee a base salary of $350,000 per year, subject to increase from time to time (but no less frequently than annually with the first such review after the date hereof to occur one year from Employee’s 2000 salary review) in the good faith discretion of the Board of Directors of the Company, payable in arrears in equal semi-monthly installments.

        C.  Effective on the Effective Date, Section 2(b) of the Existing Agreement is amended in its entirety to read as follows:

                            i)  2000 Bonus. For the Company’s fiscal year 2000, Employee shall be eligible for a cash bonus equal to 100% of the Employee’s annualized base salary at the end of 2000, if the Company achieves the performance goals that determine the maximum eligibility of Company management for bonus awards. In the event that the Company fails to achieve the performance goals corresponding to maximum eligibility, Employee shall receive that proportion of the maximum cash bonus which is equivalent to the same proportion of the respective maximum cash bonuses generally achieved by the rest of the senior management team for that year.

                            ii)  Subsequent Bonuses. For each fiscal year after fiscal year 2000, if the Company achieves the performance goals that determine the eligibility of Company management for maximum bonus awards, Employee shall be eligible for a cash bonus award in the range between 75% and 100% of the Employee’s base salary at the end of that fiscal year, which amount shall be determined by the Board of Directors in its discretion as a function of Employee’s involvement in the Company’s affairs during that fiscal year. In the event that the Company fails to achieve the performance goals corresponding to maximum eligibility, Employee shall receive that proportion of the maximum cash bonus which is equivalent to the same proportion of the respective maximum cash bonuses generally achieved by the rest of the senior managem ent team for that year.

        D.  Effective on the Effective Date, Section 10(A)iii) of the Existing Agreement is amended in its entirety to read as follows:

                            iii)  The Company’s requiring Employee to be based in excess of 25 miles from the Company’s present executive offices located at San Francisco, California (or from any other office or place from which Employee has then determined to work), except for minimal amount of travel on Company business to the extent reasonably required to perform Employee’s job (but in any event no greater than Employee’s travel obligations as of the date of this Amendment).

        E.  Employee’s address for purposes of Section 14(F) of the Existing Agreement will be as follows:

Jeremy Lent 160 Oak View Drive San Rafael, CA 94903

        F.  Except as amended by this Amendment, the Existing Agreement will continue in full force and effect.

        IN WITNESS WHEREOF, the parties have executed this Amendment.

COMPANY:		NEXTCARD, INC.
	By:	/s/ Jeffrey D. Brody

By:	/s/ Safi U. Qureshey

EMPLOYEE:	/s/ Jeremy Lent

Jeremy Lent